EXHIBIT 10.1

COSMOS HOLDINGS INC.

ADVISORY BOARD MEMBER CONSULTING AGREEMENT

This Advisory Board Member Consulting Agreement (the "Agreement") is made and entered into as of January 3rd, 2017, by and between Cosmos Holdings Inc., an OTCQB listed company (COSM), located in 141 West Jackson Blvd, Suite 4236, 60604, Chicago, Illinois, (the "Company"), and Mr. Orestes Varvitsiotes, resident of 30 east end avenue, Ap.6K, NY, NY 10028, an individual (the "Consultant").

R E C I T A L S :

A. Company has formed an Advisory Board to assist it in the evaluation, development and business activities.

B. Company wishes to engage the services of Consultant, as a member of its Advisory Board, to provide the services set forth below, and Consultant wishes to provide such services.

NOW, THEREFORE, in consideration of the covenants hereinafter stated, the parties agree as follows:

I.	SERVICES

1.1 Advisory Board. Consultant has been appointed as a Member of the Company's Advisory Board of Directors (the "Advisory Board"), effective from the 3rd of January 2017, (the "Effective Date"), until the earlier of the date on which Consultant ceases to be a member of the Advisory Board for any reason or the date of termination of this Agreement in accordance with Section 5.2 hereof (such earlier date being the "Expiration Date"). The Advisory Board shall consist of the Advisory Board Member and such other members as appointed by the Board of Directors, in their sole discretion.

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1.2 Consulting Services.  Consultant shall provide general consulting services to Company (the “Services”) as a member of its Advisory Board, to include:

a. Attending and participating an annual Advisory Board meeting (the meeting to last approximately two (2) days including travel; date, time and other details to be mutually agreed upon by the parties);

b. Attending (in person or telephonically) one meeting each month with the Company’s executives and/or senior staff (each meeting to last approximately 2 hours; date, time and location to be mutually agreed upon by the parties);

c. Participating in conference calls with the Company’s executives and/or senior staff on an “on-call” basis during normal business hours; and

d. Responding promptly to any phone calls or emails sent by the Company’s executives and/or senior staff.

II.	COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses actually incurred by Consultant in performance of the Services; provided, however, that the expenses shall be first approved by Company. Consultant shall present to Company supporting documentation and a detailed explanation of expenses incurred.

2.2 Fees to Consultant. The Company agrees to pay Consultant the following fees for his Services: an annual retainer of 120,000 options, valid for five years, at $.20. In the event Consultant ceases to serve on the Advisory Board for any reason, Consultant shall be entitled to the pro rata portion of the annual fee for the number of months he has served on the Advisory Board in a given year.

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3.2 The compensation of the Consultant shall be no less than any other advisory board member that might join the Advisory Board during the period of this agreement.

III.	DUTIES OF CONSULTANT

3.1 Fiduciary Duties. In fulfilling his consulting responsibilities, Consultant shall be charged with a fiduciary duty to the Company and all of its shareholders. Consultant shall be attentive and inform himself of all material facts regarding a decision before consulting. During the term of this Agreement, Consultant shall comply in all respects with all applicable federal and state securities laws, including without limitation with respect to insider trading, and all policies and codes of conduct or ethics of the Company with respect thereto. In addition, Consultant's actions shall be motivated solely by the best interests of the Company and its shareholders.

3.2 Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Consultant shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as "confidential" or which is, by its nature confidential, relating to the Company's business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Consultant outside of this relationship (the "Confidential Information").

3.3 Nondisclosure and Nonuse Obligations. Consultant will use the Confidential Information solely to perform the Services for the benefit of the Company. Consultant will treat all Confidential Information of the Company with the same degree of care as Consultant treats his own Confidential Information, and Consultant will use his best efforts to protect the Confidential Information. Consultant will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Consultant will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Consultant agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

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3.4 Return of the Company Property. All materials furnished to Consultant by the Company, whether delivered to Consultant by the Company or made by Consultant in the performance of his Services under this Agreement (the "Company Property") are the sole and exclusive property of the Company. Consultant agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company's request. Upon termination of this Agreement by either party for any reason, Consultant agrees to promptly deliver to the Company or destroy, at the Company's option, the original and any copies of the Company Property. Consultant agrees to certify in writing that Consultant has so returned or destroyed all such the Company Property.

IV.	COVENANTS OF CONSULTANT

4.1 No Conflict of Interest. In one year from the Effective Date, or if the term of this Agreement is longer, then during the term of this Agreement, Consultant shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Consultant may own equity of certain business entity engaging in similar business as that of the Company subject to the prior approval by the Board, and provided further that Consultant may continue Consultant's current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as "Current Affiliations"). For a period of one (1) year after the Expiration Date, Consultant shall not be employed by, operate or manage any business entity that is competitive with the Company. This Agreement is subject to the current terms and agreements governing Consultant's relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Consultant's obligations to Current Affiliations. Consultant represents that nothing in this Agreement conflicts with Consultant’s obligations to Current Affiliations. A business entity shall be deemed to be "competitive with the Company" for purpose of this Article IV only if and to the extent it engages in the business substantially similar to the Company's businesses.

4.2 Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Consultant agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

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4.3 Independent Contractor.  Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee or agent of Company and neither party shall have the power or authority to bind the other party to any contract or obligation.  Company shall not be responsible to Consultant or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

V.	TERM AND TERMINATION

5.1 Term. This Agreement is effective on the Effective Date (January 3, 2017), and will continue for one year and expire on January 2, 2018.

5.2 Termination. Either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3 Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by e-mail to Company’s e-mail addresses. Notice shall be sent to the official addresses of the Company.

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6.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Nevada, without regard to conflicts of law principles thereof.

6.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Consulting Services undertaken by Consulting for the Company.

6.7 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Consultant. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8 Disclosure. Consultant acknowledges and agrees that Company may publicly disclose that Consultant is a member of Company’s Advisory Board.

6.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Cosmos Holdings Inc.

By:
	Name:	Grigorios Siokas
	Title:	Director & CEO

Consultant:

	Name:	Orestes Varvitsiotes

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